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                                                                     Exhibit 2.2

                                                     October 17, 2003

M-Foods Holdings, Inc.
c/o Vestar Capital Partners
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202
Attn: J. Christopher Henderson

M-Foods Investors, LLC
c/o Vestar Capital Partners
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202
Attn: J. Christopher Henderson

          Re: Agreement and Plan of Merger
              ----------------------------

Gentlemen:

     Reference is hereby made to that certain Agreement and Plan of Merger by and among M-Foods Investors, LLC, as Stockholder Representative, THL Food Products Holding Co. ("Buyer"), THL Food Products Co. ("Merger Sub"), M-Foods Holdings, Inc. (the "Company") and the Stockholders, dated as of October 10, 2003 (the "Agreement"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Agreement. The parties hereto desire to waive and amend certain provisions of the Agreement as set forth herein. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Agreement is amended as follows:

     1. Section 9.01(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(e) by Buyer and Merger Sub on October 24, 2003 if the appropriate waivers under Section 280G(b)(5)(A)(ii) of the Code with respect to the transactions contemplated by this Agreement shall not have been obtained and delivered to Buyer on or before October 23, 2003 (if Buyer and Merger Sub do not provide the Company with a termination notice on October 24, 2003, Buyer and Merger Sub shall be deemed to have waived their right to terminate this Agreement pursuant to this Section 9.01(e)); or".

     2. The parties hereby agree that the Company will deliver or cause to be delivered all the information on the list attached hereto to KPMG LLP no later than 5:00 p.m. on October 21, 2003. The parties further agree that the dates set forth in Section 9.01(e) of the Agreement will be extended by one business day for each day after October 21, 2003 delivery of such documents is delayed.

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     3.   Section 9.01(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(f) by Buyer and Merger Sub by October 21, 2003 at 12:00 p.m. (eastern standard time) if the updated schedules delivered to the Buyer pursuant to
Section 7.09 contain information which is not contained in the schedules delivered as of the date of this Agreement and which additional information is material and adverse to the Company and its Subsidiaries (if Buyer and Merger Sub do not provide the Company with a termination notice by 12:00 p.m. October 21, 2003, Buyer and Merger Sub shall be deemed to have waived their right to terminate this Agreement pursuant to this Section 9.01(f))."

     4. The first sentence of Section 7.07 of the Agreement is hereby amended to read as follows: "Within ten (10) days after the execution and delivery of this Agreement, the Buyer shall cause Merger Sub and Merger Sub shall commence a tender offer (the "Tender Offer") pursuant to Rule 13e of the Exchange Act for the Subordinated Notes of the Company."

     5. A new subparagraph (c) shall be added to Section 7.07 of the Agreement as follows:

"Buyer shall not permit Merger Sub to, and Merger Sub shall not, terminate the Tender Offer or Solicitation without the prior written consent of the Company; provided, that the foregoing shall not affect the Merger Sub's right to terminate the Tender Offer if (i) any of the events set forth in clause (iii) under the respective heading and subheading "Terms of the Offer and the Solicitation--Conditions to the Offer and the Solicitation" shall have occurred,
(ii) the Merger Sub and the Dealer Manager shall have jointly determined that the continuation of such Tender Offer would or is reasonably likely to result in a material violation of law, or (iii) Banc of America Securities LLC has resigned as Dealer Manager and Solicitation Agent for the Tender Offer and Solicitation; provided that Merger Sub shall use commercially reasonable efforts to find a replacement dealer manager and solicitation agent. In the event the Tender Offer is terminated pursuant to clause (ii) of this paragraph and unless otherwise prohibited by law, Buyer agrees to cause Merger Sub to initiate a new tender offer for the Subordinated Notes in accordance with paragraph (a) of this
Section 7.07. Capitalized terms used in this subparagraph (c) and not otherwise defined in this Agreement shall have the terms ascribed to them in that certain Offer to Purchase and Consent Solicitation Statement of the Merger Sub dated as of October 20, 2003."

     All matters relating to the interpretation, construction, validity and enforcement of this letter agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

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     Except as modified herby, the Agreement remains unchanged and in full force and effect.

     If you are in agreement with the foregoing, please countersign this letter where indicated below.

THL FOOD PRODUCTS HOLDING CO.             THL FOOD PRODUCTS CO.


By:    /s/ Kent Weldon                    By:    /s/ Kent Weldon
   -----------------------------------       -----------------------------------
Name:  Kent Weldon                        Name:  Kent Weldon
Title: Vice President                     Title: Vice President

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AGREED AND ACCEPTED:

COMPANY                                   STOCKHOLDER REPRESENTATIVE

M-FOODS HOLDINGS, INC.                    M-FOODS INVESTORS, LLC


By:    /s/ John D. Reedy                  By:    /s/ J. Christopher Henderson
   -----------------------------------       -----------------------------------
Name:  John D. Reedy                      Name:  J. Christopher Henderson
Title: Executive Vice President &         Title:
       Chief Financial Officer

Dated: October 17, 2003